Exhibit 99.1

OMEGA FLEX, INC.
Manufacturer of flexible metal hose and gas piping products

Exton, Pennsylvania	Contact: Kevin R. Hoben
July 20, 2011	(610) 524-7272

PRESS RELEASE

Omega Flex today reported its results of operations for the Second Quarter, 2011:

OMEGA FLEX, INC. (OFLX)	EARNINGS DIGEST

Three Months Ended June 30:	2011	2010

Revenues	$13,387,000	$10,715,000
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Net income	$ 1,165,000	$662,000
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Earnings per share - basic and diluted	$0.12	$0.07
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Weighted average shares - basic and diluted	10,091,822	10,091,822
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Six Months Ended June 30:	2011	2010

Revenues	$24,885,000	$22,406,000
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Net income	$1,984,000	$1,737,000
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Earnings per share - basic and diluted	$0.20	$0.17
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Weighted average shares - basic and diluted	10,091,822	10,091,822
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Kevin R. Hoben, President and CEO, indicated the Company’s 2nd quarter 2011 Revenues improved $2,672,000 (24.9%) from Revenues in the 2nd quarter 2010, and Net Income also increased by $503,000 (76%) over the same period.  Regarding the six-month results, Revenues were $2,479,000 (11.1%) above Revenues in the same period in 2010 and Net Income in 2011 increased $247,000 (14.2%) over the same period.

The Company is pleased to show growth over 2010, as well as over the first quarter of 2011, as it reflects the market’s resounding support of our products and values, despite the protracted weakness in the economy.  As announced on June 13, 2011, the company intends to transition its line of corrugated stainless steel tubing (“CSST”) to its TracPipe® CounterStrike® product within the United States, signifying the Company’s commitment to innovation and safety.  In 2011, Sales for the Company’s TracPipe CounterStrike product have increased substantially over the prior year, and is one of the primary reasons for our current success.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS – This news release contains forward-looking statements, which are subject to inherent uncertainties which are difficult to predict, and may be beyond the ability of Omega Flex to control.  Certain statement in this news release constitute forward-looking statements with the meaning of the Private Securities Litigation Reform act of 1995, that are not historical facts, but rather reflect Omega Flex’s current expectations concerning future results and events.  The words “believes,” “expects,” “intends,” “plans,” “anticipates,” “hopes,” “likely,” “will,” and similar expressions identify such forward-looking statements.  Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Omega Flex (or entities in which Omega Flex has interests) or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s view only as of the date of this news release.  Omega Flex undertakes no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, conditions or circumstances.